Exhibit 99.1

Rosetta Stone Inc. Reports Second Quarter 2018 Results
Literacy segment increases to record $12.7 million in revenue, 29% of total revenue
With the conversion of Consumer Language to SaaS model complete, Rosetta Stone is now fully subscription-based

ARLINGTON, VA — August 2, 2018 — Rosetta Stone Inc. (NYSE: RST), a world leader in technology-based learning solutions, today announced financial results for the second quarter ended June 30, 2018.
Second Quarter 2018 Highlights

•	Revenue at Lexia, the Company’s Literacy segment, grew 22% year-over-year to a record high of $12.7 million.

•
Revenue within the Consumer Language segment declined 15% year-over-year to $15.4 million. The expected revenue decline reflects the transition to a full subscription model in which revenue is recognized ratably over the subscription period, which was completed in the first quarter 2018.

•	Total operating expenses increased 1% year-over-year, to $39.2 million.

•	At June 30, 2018, the Company had zero debt outstanding and cash and cash equivalents totaled $20.9 million.
“Our second quarter performance highlights the growing power of our Literacy business Lexia, and continued traction creating value within our Consumer Language segment following the transition to a full subscription model,” said John Hass, Chairman, President and Chief Executive Officer. “Lexia’s momentum headed into the critical "back to school" selling season is strong, driven by our expanded literacy product portfolio, and we’re on track to deliver against our sales goal for 2018. Within our Language business, we’re pleased with our continued progress in important areas of our direct to consumer offering, including mobile apps, and the progress in our Enterprise and Education business, particularly our global corporate business.”
Second Quarter 2018 Financial Review
Revenue: Total revenue decreased $2.4 million, or 5% year-over-year, to $43.5 million in the second quarter 2018, reflecting declines in the Company's Language segments driven largely by the transition in the Consumer Language segment from 52% perpetual product sales in the second quarter 2017, to 97% subscription-based sales in the second quarter 2018.
Revenue at Lexia grew 22% year-over-year to a record high of $12.7 million in the second quarter 2018. Literacy sales grew 20% over the prior year period, despite a continuing and expected shift in business activity to Lexia's seasonally strongest "back to school" selling season, which begins late in the second quarter and peaks in the third quarter.
Enterprise & Education ("E&E") Language segment revenue decreased $1.9 million, or 11% year-over-year, to $15.4 million in the second quarter 2018. The decline reflected the Company's strategic decision to exit certain geographies and customer lines on a direct sales basis and reduce overall selling expense, which was part of the E&E Language restructuring announced in March 2016. E&E Language revenue from continuing geographies declined $1.5 million or 10% year-over-year. E&E Language sales decreased 4% year-over-year, primarily reflecting lower sales through the Company’s affiliate and education channels.
Consumer Language segment revenue decreased $2.8 million, or 15% year-over-year, to $15.4 million in the second quarter 2018. The decline was due to a $2.9 million reduction in product revenue, reflecting both the shift to SaaS-based revenue in the DTC channel and lower unit sales in the retail channel following the conversion of various retail partners to sell the Company's subscriptions. Subscription and service revenue increased $0.1 million, or 1% year-over-year, benefiting from an 11% year-over-year increase in subscribers to 417,000 at June 30, 2018. Subscriber growth was largely driven by the inclusion of lower priced, shorter initial duration subscriptions in the Company’s portfolio. Subscriptions with a duration of one year or less totaled 41% of the subscription unit mix sold in the second quarter 2018, up from 29% in the same quarter last year.
US$ thousands, except for percentages

	Three Months Ended June 30,
	2018	Mix %	2017	Mix %	% change
Revenue from:
Literacy	$12,695	29%	$10,370	22%	22%
E&E Language	15,356	35%	17,260	38%	(11)%
Consumer Language	15,451	36%	18,275	40%	(15)%
Total	$43,502	100%	$45,905	100%	(5)%
Net Loss: In the second quarter of 2018 the Company reported a net loss of $4.2 million or $(0.18) per diluted share. In the comparable period a year ago, the Company had a net loss of $1.1 million or $(0.05) per diluted share.
Total operating expenses increased $0.2 million, or 1% year-over-year, to $39.2 million in the second quarter 2018 as increased investment in sales and marketing were partially offset by declines in research and development expense and general and administrative expense.
Balance Sheet: As of June 30, 2018, the Company had zero debt and a cash and cash equivalents balance of $20.9 million.
Deferred revenue at June 30, 2018 totaled $139.7 million and includes $16.6 million from the SOURCENEXT transaction, of which $15.7 million is long-term. Short-term deferred revenue of $93.5 million at June 30, 2018, or approximately 67% of the total balance, will be recognized as revenue over the next 12 months. Before SOURCENEXT deferred revenue, approximately 75% of the total was current at June 30, 2018.
Free Cash Flow and Adjusted EBITDA: Free cash flow, a non-GAAP financial measure, was an $18.5 million outflow in the second quarter 2018, compared to an outflow of $13.8 million in the second quarter 2017. The year-over-year change in free cash flow primarily reflects the Company's net loss, along with an increase of $1.1 million in capital expenditures. The Company's capital expenditures primarily relate to capitalized labor on product and IT projects. Free cash flow in the second quarter of 2017 also benefited from the receipt of $2.5 million of SOURCENEXT cash. Adjusted EBITDA, a non-GAAP financial measure, was $1.4 million in the second quarter 2018, compared to $3.9 million in the year ago period. The year-over-year change in Adjusted EBITDA primarily reflects the Company's higher net loss this quarter, compared to the same quarter last year. The Company's cash flow has historically been seasonal, with a net use of cash during the first half of the year and positive cash generation during the second half of the year. With the continued growth at Lexia and the increasing mix of sales from the education marketplace, which is seasonally strongest in the third quarter, it is expected that the majority of the Company's second half positive cash flow will be generated in the third quarter.
Earnings Conference Call
In conjunction with this announcement, Rosetta Stone will host a conference call today at 5:00 p.m. ET during which time there will be a discussion of the results and the Company's 2018 outlook. Investors may dial into the live conference call using 1-201-689-8470 (toll / international) or 1-877-407-9039 (toll-free). A live webcast will also be available on the Investor Relations page of the Company's website at http://investors.rosettastone.com. A replay will be made available soon after the live conference call is completed and will remain available until midnight on August 9. Investors may dial into the replay using 1-412-317-6671 and passcode 13681500.
Caution on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by non-historical statements and often include words such as "outlook," "potential," "believes," "expects," "anticipates," "estimates," "intends," "plans," "seeks" or words of similar meaning, or future-looking or conditional verbs, such as "will," "should," "could," "may," "might," "aims," "intends," "projects," or similar words or phrases. These statements may include, but are not limited to, statements relating to: our business strategy; guidance or projections related to revenue, Adjusted EBITDA, sales, and other measures of future economic performance; the contributions and performance of our businesses including acquired businesses and international operations; projections for future capital expenditures; and other guidance, projections, plans, objectives, and related estimates and assumptions. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances. In addition, forward-looking statements are based on the Company’s current assumptions, expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results to differ materially from our present expectations or projections. Some important factors that could cause actual results, performance or achievement to differ materially from those expressed or implied by these forward-looking statements include, but are not limited to: the risk that we are unable to execute our business strategy; declining demand for our language learning solutions; the risk that we are not able to manage and grow our business; the impact of any revisions to our pricing strategy; the risk that we might not succeed in introducing and producing new products and services; the impact of foreign exchange fluctuations; the adequacy of internally generated funds and existing sources of liquidity, such as bank financing, as well as our ability to raise additional funds; the risk that we cannot effectively adapt to and manage complex and numerous technologies; the risk that businesses acquired by us might not perform as expected; and the risk that we are not able to successfully expand internationally. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements, risks and uncertainties that are more fully described in the Company's filings with the U.S. Securities and Exchange Commission (SEC), including those described under the section entitled “Risk Factors” in the Company’s most recent quarterly Form 10-Q filings and Annual Report on Form 10-K for the year ended December 31, 2017, and those updated from time to time in our future reports filed with the Securities and Exchange Commission.
Non-GAAP Financial Measures
To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States ("GAAP"), the Company uses, and this press release contains references to, the non-GAAP financial measures of financial performance listed below.

•
Sales represents executed contracts received by the Company that are either recorded immediately as revenue or deferred revenue. Therefore, sales is an operational metric and in any one period is equal to revenue plus the change in deferred revenue.

•
Adjusted EBITDA is GAAP net income/loss plus interest income and expense, other income/expense, income tax benefit/expense, impairment, lease abandonment and termination, depreciation, amortization, stock-based compensation, restructuring, and strategy and cost-reduction related consulting expenses. In addition, Adjusted EBITDA excludes "Other" items related to non-restructuring wind down and severance costs, and transaction and other costs associated with mergers and acquisitions, as well as all adjustments related to recording the non-cash tax valuation allowance for deferred tax assets. Adjusted EBITDA for prior periods has been revised to conform to current definition.

•	Free cash flow is cash flow from operating activities minus cash used in purchases of property and equipment.

•
Segment contribution is calculated as segment revenue less expenses directly incurred by or allocated to the segment. Direct segment expenses include costs and expenses that are directly incurred by or allocated to the segment and include materials costs, service costs, customer care and coaching costs, sales and marketing expenses, and bad debt expense. In addition to the previously referenced expenses, the Literacy segment includes direct research and development expenses and Combined Language includes shared research and development expenses, cost of revenue, and sales and marketing expenses applicable to the Consumer Language and E&E Language segments. Prior periods have been reclassified to reflect our current segment presentation and definition of segment contribution.

The definitions, GAAP comparisons, and reconciliation of those measures with the most directly comparable GAAP financial measures are available in this press release or in the corresponding earnings presentation, which are posted on our website at www.rosettastone.com.
Management believes that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations, enabling a better understanding of the long-term performance of the Company’s business. Management uses these non-GAAP measures to compare the Company’s performance to that of prior periods for trend analysis, and for budgeting and planning purposes. Management believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other software and education-technology companies, many of which present similar non-GAAP financial measures to investors.
The presentation of this additional financial information is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures, which it includes in press releases announcing earnings information, including this press release, or in corresponding earnings presentations, and not to rely on any single financial measure to evaluate the Company’s business. The Company’s non-GAAP measures may not be comparable to those used by other companies, and we encourage you to review and understand all our financial reporting before making any investment decision.
About Rosetta Stone Inc.
Rosetta Stone Inc. (NYSE: RST) is dedicated to changing people's lives through the power of language and literacy education. The company's innovative digital solutions drive positive learning outcomes for the inspired learner at home or in schools and workplaces around the world.
Founded in 1992, Rosetta Stone's language division uses cloud-based solutions to help all types of learners read, write and speak more than 30 languages. Lexia Learning, Rosetta Stone's literacy education division, was founded more than 30 years ago and is a leader in the literacy education space. Today, Lexia helps students build fundamental reading skills through its rigorously researched, independently evaluated, and widely respected instruction and assessment programs.
For more information, visit www.rosettastone.com. "Rosetta Stone" is a registered trademark or trademark of Rosetta Stone Ltd. in the United States and other countries.

Investors:
Laura Bainbridge / Jason Terry
Addo Investor Relations
1-310-829-5400
IR@rosettastone.com

ROSETTA STONE INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
(unaudited)

	June 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$20,925	$42,964
Restricted cash	73	72
Accounts receivable (net of allowance for doubtful accounts of $342 and $375, at June 30, 2018 and December 31, 2017, respectively)	23,253	24,517
Inventory	2,114	3,536
Deferred sales commissions	9,495	14,466
Prepaid expenses and other current assets	4,357	4,543
Total current assets	60,217	90,098
Deferred sales commissions	6,614	3,306
Property and equipment, net	33,550	30,649
Goodwill	49,471	49,857
Intangible assets, net	17,369	19,184
Other assets	2,027	1,661
Total assets	$169,248	$194,755
Liabilities and stockholders' (deficit) equity
Current liabilities:
Accounts payable	$10,557	$8,984
Accrued compensation	6,336	10,948
Income tax payable	48	384
Obligations under capital lease	452	450
Other current liabilities	12,628	16,454
Deferred revenue	93,530	110,670
Total current liabilities	123,551	147,890
Deferred revenue	46,187	40,593
Deferred income taxes	2,084	1,968
Obligations under capital lease	1,589	1,850
Other long-term liabilities	32	31
Total liabilities	173,443	192,332
Commitments and contingencies
Stockholders' (deficit) equity:
Preferred stock, $0.001 par value; 10,000 and 10,000 shares authorized, zero and zero shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	—	—
Non-designated common stock, $0.00005 par value, 190,000 and 190,000 shares authorized, 24,262 and 23,783 shares issued and 23,262 and 22,783 shares outstanding at June 30, 2018 and December 31, 2017, respectively	2	2
Additional paid-in capital	198,896	195,644
Accumulated loss	(188,679)	(178,890)
Accumulated other comprehensive loss	(2,979)	(2,898)
Treasury stock, at cost, 1,000 and 1,000 shares at June 30, 2018 and December 31, 2017, respectively	(11,435)	(11,435)
Total stockholders' (deficit) equity	(4,195)	2,423
Total liabilities and stockholders' (deficit) equity	$169,248	$194,755

ROSETTA STONE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue:
Subscription and service	$42,678	$41,985	$84,176	$83,435
Product	824	3,920	2,134	10,163
Total revenue	43,502	45,905	86,310	93,598
Cost of revenue:
Cost of subscription and service revenue	7,258	6,058	14,632	12,592
Cost of product revenue	672	1,533	2,732	3,140
Total cost of revenue	7,930	7,591	17,364	15,732
Gross profit	35,572	38,314	68,946	77,866
Operating expenses:
Sales and marketing	24,874	24,037	49,065	48,205
Research and development	6,019	6,348	12,325	12,762
General and administrative	8,324	8,594	16,856	16,619
Total operating expenses	39,217	38,979	78,246	77,586
(Loss) income from operations	(3,645)	(665)	(9,300)	280
Other income and (expense):
Interest income	23	17	48	30
Interest expense	(81)	(130)	(164)	(245)
Other income and (expense)	(1)	425	(229)	736
Total other income and (expense)	(59)	312	(345)	521
(Loss) income before income taxes	(3,704)	(353)	(9,645)	801
Income tax expense	454	782	915	1,482
Net loss	$(4,158)	$(1,135)	$(10,560)	$(681)
Loss per share:
Basic	$(0.18)	$(0.05)	$(0.47)	$(0.03)
Diluted	$(0.18)	$(0.05)	$(0.47)	$(0.03)
Common shares and equivalents outstanding:
Basic weighted average shares	22,663	22,248	22,561	22,187
Diluted weighted average shares	22,663	22,248	22,561	22,187

ROSETTA STONE INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,158)	$(1,135)	$(10,560)	$(681)
Adjustments to reconcile net loss to cash used in operating activities:
Stock-based compensation expense	1,353	1,359	1,936	1,506
Loss (gain) on foreign currency transactions	(125)	(175)	120	(452)
Bad debt expense (recovery)	136	64	61	(300)
Depreciation and amortization	3,479	2,987	7,089	6,062
Deferred income tax expense	81	330	117	630
(Gain) loss on disposal of equipment	(17)	1	(17)	—
Amortization of deferred financing fees	34	85	68	156
Loss from equity method investments	—	105	—	100
Gain on sale of subsidiary	—	(506)	—	(506)
Net change in:
Accounts receivable	(9,907)	(6,993)	1,131	4,195
Inventory	(44)	571	1,423	932
Deferred sales commissions	(7)	539	1,648	2,127
Prepaid expenses and other current assets	729	136	90	(671)
Income tax receivable or payable	(256)	292	(347)	(245)
Other assets	(235)	190	(401)	192
Accounts payable	1,667	426	1,609	(1,254)
Accrued compensation	(6,185)	(5,128)	(4,588)	(3,397)
Other current liabilities	(1,135)	(2,663)	(3,548)	(5,652)
Other long-term liabilities	—	(9,247)	—	(485)
Deferred revenue	274	8,006	(10,565)	(7,257)
Net cash used in operating activities	(14,316)	(10,756)	(14,734)	(5,000)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(4,188)	(3,080)	(8,136)	(5,393)
Proceeds from sale of fixed assets	17	—	17	2
Proceeds from the sale of subsidiary	—	110	—	110
Net cash used in investing activities	(4,171)	(2,970)	(8,119)	(5,281)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the exercise of stock options	849	367	1,316	441
Payment of deferred financing costs	—	(143)	—	(143)
Payments under capital lease obligations	(110)	(102)	(225)	(344)
Net cash provided by (used in) financing activities	739	122	1,091	(46)
Decrease in cash and cash equivalents	(17,748)	(13,604)	(21,762)	(10,327)
Effect of exchange rate changes in cash, cash equivalents, and restricted cash	(469)	(95)	(276)	138
Net decrease in cash and cash equivalents	(18,217)	(13,699)	(22,038)	(10,189)
Cash, cash equivalents, and restricted cash - beginning of period	39,215	40,107	43,036	36,597
Cash, cash equivalents, and restricted cash - end of period	$20,998	$26,408	$20,998	$26,408

ROSETTA STONE INC.
Reconciliation of GAAP Net Loss to Adjusted EBITDA
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
GAAP net loss	$(4,158)	$(1,135)	$(10,560)	$(681)
Total other non-operating expense (income), net	59	(312)	345	(521)
Income tax expense	454	782	915	1,482
Depreciation and amortization	3,479	2,987	7,089	6,062
Stock-based compensation	1,353	1,359	1,936	1,506
Restructuring expenses	(23)	205	8	985
Strategy consulting expense	—	—	—	169
Other EBITDA adjustments	261	16	402	55
Adjusted EBITDA*	$1,425	$3,902	$135	$9,057

* Adjusted EBITDA is GAAP net income/loss plus interest income and expense, other income/expense, income tax benefit/expense, impairment, lease abandonment and termination, depreciation, amortization, stock-based compensation, restructuring, and strategy and cost-reduction related consulting expenses. In addition, Adjusted EBITDA excludes “Other” items related to non-restructuring wind down and severance costs, and transaction and other costs associated with mergers and acquisitions, as well as all adjustments related to recording the non-cash tax valuation allowance for deferred tax assets. Adjusted EBITDA for prior periods has been revised to conform to current definition.

ROSETTA STONE INC.
Reconciliation of Cash Used in Operating Activities to Free Cash Flow
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net cash used in operating activities	$(14,316)	$(10,756)	$(14,734)	$(5,000)
Purchases of property and equipment	(4,188)	(3,080)	(8,136)	(5,393)
Free cash flow*	$(18,504)	$(13,836)	$(22,870)	$(10,393)

* Free cash flow is cash flow from operations minus cash used in purchases of property and equipment.

Rosetta Stone Inc.
Supplemental Information
(unaudited)

	Quarter-Ended				Year Ended	Quarter-Ended
	Mar 31 2017	Jun 30 2017	Sep 30 2017	Dec 31 2017	Dec 31 2017	Mar 31 2018	Jun 30 2018
Revenue by Segment (in thousands, except percentages)

Literacy	10,170	10,370	11,028	12,040	43,608	12,384	12,695
E&E Language	16,500	17,260	16,529	14,978	65,267	15,436	15,356
Consumer Language	21,023	18,275	18,649	17,771	75,718	14,988	15,451
Total	47,693	45,905	46,206	44,789	184,593	42,808	43,502

YoY Growth (%)
Literacy	34%	30%	26%	23%	28%	22%	22%
E&E Language	(10)%	(1)%	(10)%	(16)%	(9)%	(6)%	(11)%
Consumer Language	(5)%	(10)%	(14)%	(26)%	(14)%	(29)%	(15)%
Total	(1)%	—%	(5)%	(13)%	(5)%	(10)%	(5)%

% of Total Revenue
Literacy	21%	22%	24%	27%	24%	29%	29%
E&E Language	35%	38%	36%	33%	35%	36%	35%
Consumer Language	44%	40%	40%	40%	41%	35%	36%
Total	100%	100%	100%	100%	100%	100%	100%

Revenues by Geography

United States	41,241	39,384	39,661	38,539	158,825	36,965	37,759
International	6,452	6,521	6,545	6,250	25,768	5,843	5,743
Total	47,693	45,905	46,206	44,789	184,593	42,808	43,502

Revenues by Geography (as a %)
United States	86%	86%	86%	86%	86%	86%	87%
International	14%	14%	14%	14%	14%	14%	13%
Total	100%	100%	100%	100%	100%	100%	100%